Exhibit 10.18

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Second Amendment”) is made, effective as of December 19, 2008, by and between SAVVIS, Inc., a Delaware corporation (the “Company”), and Philip J. Koen (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into the Employment, Confidentiality, Severance and Non-Competition Agreement, effective as of March 13, 2006, as amended by the First Amendment dated August 31, 2006 (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1. Section 5(e) is hereby deleted in its entirety and amended to read as follows:

“(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon not less than 10 days written notice to the Company setting forth in reasonable detail the nature of such Good Reason. Good Reason is the occurrence of any of the following events that take place without the Executive’s consent:

(i) Removal of the Executive from the position of Chief Executive Officer or member of the Board of the Company (or a successor corporation);

(ii) Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority; provided, however, that diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not, by itself, constitute “Good Reason”; or

(iii) Failure of the Company to provide the Executive the Base Salary or a material reduction in the total compensation provided for in Section 4 hereof.

To constitute Good Reason such termination must occur within two (2) years following the initial occurrence of such event, and Company must fail to correct within 30 days of notice of the occurrence of Good Reason.

In the event of termination in accordance with this Section 5(e), and in lieu of any other benefits which may otherwise be payable to the Executive under a separate severance agreement as a result of such termination, then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.”

2. Section 5(g) is hereby deleted in its entirety and amended to read as follows:

“(g) Timing of Payments. Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2 1/2 months after the end of the year in which such amount was earned.

Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.”

3. Section 7(ii) is hereby amended by adding the following sentence at the end thereof:

“The gross-up payment will be made by thirty (30) days following the date on which the taxes were paid.”

4. It is understood and agreed by the parties hereto that the change in the scope of Executive’s employment as provided by this Second Amendment shall not constitute, or give rise to a right by the Executive to terminate his employment or the Employment Agreement for, Good Reason (as previously defined in the Employment Agreement).

5. The provisions of this Second Amendment may be amended and waived only with the prior written consent of the parties hereto. This Second Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

6. Except as set forth in this Second Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

SAVVIS, INC.

By:	/s/ Mary Ann Altergott
Name:	Mary Ann Altergott
Title:	SVP, Corporate Services

EXECUTIVE

By:	/s/ Philip J. Koen
Philip J. Koen

3